Exhibit 10.24

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective upon the successful completion by Great Basin Scientific, Inc., a Delaware corporation (the “Company,” or the “Employer”) of an initial public offering as described in the Company’s Registration Statement (No. 333-197954) (“Effective Date”), is made between the Company and Robert Jenison (the “Employee” or “you”).

RECITALS

1.	Employer is in the business (the “Business”) of developing, marketing and selling molecular diagnostic testing equipment and products.

2.	Employer desires to obtain the services of Employee to continue serving as its Chief Technology Officer and Senior Vice President of Research, in which capacity Employee has access to Employer’s Confidential Information (as hereinafter defined), and to obtain assurance that Employee will protect Employer’s Confidential Information and will not compete with Employer or solicit its customers or its other employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.

3.	Employee desires to be assured of the salary, bonus opportunity and other benefits provided for in this Agreement. Employee acknowledges this consideration, including without limitation, his continued employment with the company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

(1)	Employment. Employer hereby employs, or continues to employ, Employee, and Employee agrees to be employed, or to continue to be employed, as its Chief Technology Officer and Senior Vice President of Research. Employee will report initially to Ryan Ashton, the Chief Executive Officer (“CEO”) of Employer. Changes may be made from time to time by Employer in its sole discretion to the duties, reporting relationships and title of Employee. Employee will devote full time and attention to achieving the purposes and discharging the responsibilities assigned to Employee. Employee will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in the Employer’s employee handbook, supervisor’s manuals and operating manuals. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and will ensure that the operations that Employee manages are in compliance with all applicable laws. During Employee’s employment, Employee will not engage in any other business activity that, in the reasonable judgment of the CEO of Employer, conflicts with the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(2)	Term of Employment. The term of employment (“Term”) will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement.

(3)	Compensation. For the duration of Employee’s employment hereunder, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

(a)	Base Salary. Employer will pay to Employee a base salary (“Base Salary”) at an annual rate of Two Hundred Fifty Thousand Dollars ($250,000), payable in such installments (but in no event less than monthly), subject to withholdings and deductions as required or permitted by law, as is Employer’s policy with respect to other employees. Employee’s Base Salary will be reviewed annually by the CEO of Employer during the term of Employee’s employment and may be adjusted in the sole discretion of Employer based on such review.

(b)	Incentive Bonus. Employee may be eligible to receive a bonus based upon terms and conditions determined by Employer’s Board of Directors (the “Board”). For the 2014 and 2015 calendar years, Employee may earn an annual incentive of up to thirty percent (30%) of Base Salary (the maximum incentive bonus being referred to as the “Target Employee Bonus”). Employee may also participate in other bonus or incentive plans adopted by Employer that are applicable to Employee’s position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

(4)	Other Benefits.

(a)	Certain Benefits. Employee will be eligible to participate in all employee benefit programs established by Employer that are applicable to management personnel such as medical, pension, disability and life insurance plans on a basis commensurate with Employee’s position and in accordance with Employer’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

(b)	Vacations, Holidays and Expenses. For the duration of Employee’s employment hereunder, Employee will be provided such holidays, sick leave and vacation as Employer makes available to its management level employees generally. Employer will reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

(5)	Termination Or Discharge By Employer.

(a)

For Cause, Death or Disability. Employer will have the right to immediately terminate Employee’s services and this Agreement for Cause or by reason of Employee’s death or disability. “Cause” means: any breach of this Agreement by Employee, including, without limitation, breach of Employee’s covenants in Sections (7) - (10); any failure to perform assigned job responsibilities that continues unremedied for a period of fifteen (15) days after written notice to Employee by Employer; conviction of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; the Employer’s reasonable belief that Employee engaged in a violation of any statute, rule or regulation, any of which in the judgment of Employer is harmful to the Business or to

Employer’s reputation; the Employer’s reasonable belief that Employee engaged in unethical practices, dishonesty or disloyalty; Employer’s failure to obtain or lack of funding sufficient to support Employee’s position; or any reason that would constitute Cause under the laws of the State of Utah. Upon termination of Employee’s employment hereunder for Cause or upon the death or disability of Employee, Employee will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Employee’s death or disability occurred. For purposes of this Agreement, “disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board and confirmed in writing by such doctor, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under disability law.

(b)	Without Cause. Employer may terminate Employee’s employment under this Agreement without cause and without advance notice, provided, however, that the following shall apply in such circumstances:

i.	Employer shall pay, as severance pay, an amount equal to Employee’s Base Salary at the time of such termination, which amount shall be paid in a lump sum within 60 days of Employee’s termination.

ii.	Employer shall also pay to Employee an amount equal to 50% of the Target Employee Bonus. Any payments made by Employer to Employee pursuant to this subsection (ii) shall be paid in equal monthly installments over the six-month period immediately following the termination date.

iii.	All unvested options then held by Employee shall immediately vest as of the date of such termination without cause and notwithstanding anything to the contrary set forth in any option grant agreement, Employee shall have 24 months to exercise any outstanding and unexpired options, provided that nothing herein shall extend the term of an option beyond its expiration date.

iv.	Notwithstanding anything to the contrary herein, Employer may reduce any severance pay otherwise payable to Employee by the amount of any compensation or consulting fees being paid to Employee by another party while severance pay would otherwise be payable. Employee shall only be entitled to such severance pay if both Employer and Employee sign (and then Employee does not rescind, as may be permitted by law) a mutual general release of claims in a form acceptable to Employer. All severance payments will be subject to all appropriate deductions and withholdings.

(6)	Termination By Employee. Employee may terminate Employee’s employment under this Agreement for any reason provided that Employee gives Employer at least thirty (30) days’ notice in writing. Employer may, at its option, accelerate such termination date to any date after Employee’s notice of termination. Employer may also, at its option, relieve Employee of all duties and authority after notice of termination has been provided. All compensation, payments and unvested benefits will cease on the termination date.

(a)	Termination By Employee for Good Reason. Employee’s employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event Employee shall determine that there is “Good Reason” to terminate his employment, which shall mean the following:

i.	Employer’s material breach of the terms of this Agreement;

ii.	the assignment to Employee of a substantial number of duties that are substantially inconsistent with or materially diminish Employee’s position prior to execution of this Agreement;

iii.	a material reduction of Employee’s salary; or

iv.	a requirement that the Employee be based at any office or location more than 50 miles from Employee’s primary work location prior to the Effective Date of this Agreement.

Employer shall have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement under Subsections i, ii, iii and iv, above, after Employee provides Employer written notice of the actions or omissions constituting such breach, assignment, reduction or requirement within thirty (30) days of the alleged action.

(b)	Effect of Termination. If Employee has provided Employer notice of his intent to resign for Good Reason in accordance with Section (6)(a) and then resigns within thirty (30) days following Employer’s failure to cure the alleged breach, Employee shall be paid (i) his salary through the date of termination, and (ii) the severance pay that Employee would have received if he were terminated without cause pursuant to Section (5)(b).

(7)	Covenant Not To Compete. During Employee’s employment by Employer and for a period expiring one (1) year after the termination of Employee’s employment for any reason, Employee covenants and agrees that Employee will not:

(a)	Directly, indirectly, or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that competes with the Business or that competes with Employer or any of its affiliates or that is engaged in any type of business which, at any time during Employee’s employment with Employer, Employer or any of its affiliates planned to develop;

(b)	Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of Employer or any of its affiliates to alter or discontinue a relationship with Employer or to do any act that is inconsistent with the interests of Employer or any of its affiliates;

(c)	Directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers of Employer or any of its affiliates; or

(d)	Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Employer or any of its affiliates to alter or discontinue its relationship with Employer or any of its affiliates.

For the purposes of this Section (7), businesses that are deemed to compete with Employer include, without limitation, businesses engaged in developing and marketing molecular diagnostics focused on infectious disease or any other markets the Company may later enter. Because Employer does business in the United States of America, the geographic scope of the prohibitions in this Section (7) shall be the United States of America. Notwithstanding Employee’s obligations under this Section (7), Employee will be entitled to own, as a passive investor, up to three percent (3%) of any publicly traded company without violating this provision.

Employer and Employee agree that: this provision does not impose an undue hardship on Employee and is not injurious to the public; that this provision is necessary to protect the business of Employer and its affiliates; the nature of Employee’s responsibilities with Employer under this Agreement require Employee to have access to confidential information which is valuable and confidential to all of the Business; the scope of this Section (7) is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section (7), including consideration herein.

(8)	Confidential Information. Employee recognizes that Employer’s Business and continued success depend upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to Employer related to its decision support and expert systems, to which Employee has access (all such information being “Confidential Information”). For purposes of this Agreement, the phrase “Confidential Information” includes, for Employer and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; information concerning any personnel of Employer (including, without limitation, skills and compensation information); and technical and non-technical data and information related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Employee’s possession prior to disclosure of such information by Employer; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by Employee as having been developed by Employee outside the scope of Employee’s employment and independently; or (d) is furnished to Employee by a third party not under an obligation of confidentiality to Employer. Employee agrees that during Employee’s employment and after termination of employment irrespective of cause, Employee will use Confidential Information only for the benefit of Employer and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Employer. Employee’s obligation under this Agreement is in addition to any obligations Employee has under state or federal law. Employee agrees to deliver to Employer immediately upon termination of Employee’s employment, or at any time Employer so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Employee, and any other documents or items of a confidential nature belonging to Employer), together with all copies of such material in Employee’s possession or control. Employee agrees that in the course of Employee’s employment with Employer, Employee will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. Employee’s obligations under this Section (8) are indefinite in term and shall survive the termination of this Agreement.

(9)	Work Product and Copyrights. Employee agrees that all right, title and interest in and to the materials resulting from the performance of Employee’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation. Employee will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Employee further agrees:

(a)	To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein; and

(b)	If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion thereof and any copyright therein and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright therein and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright therein to Employer, its successors or nominees, and that Employee hereby appoints Employer as attorney-in-fact to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request.

(10)	Inventions and Patents. For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Employee will:

(a)	Make adequate written records of such Inventions, which records will be Employer’s property;

(b)	Assign to Employer, at its request, any rights Employee may have to such Inventions for the U.S. and all foreign countries;

(c)	Waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

(d)	Assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

Employee understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent. Employee agrees to cooperate with Employer either during or after the term of this Agreement to take any necessary steps to patent such Inventions without further compensation.

Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit A (List of Inventions) to this Agreement, if any, Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

(11)	Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s violation of any of Sections (7), (8), (9) or (10) of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections (7), (8), (9) or (10). The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections (7), (8), (9) or (10). Employee also agrees that a violation of any of Sections (7), (8), (9) or (10) would entitle Employer, in addition to all other remedies available at law or equity, to recover from Employee any and all funds, including, without limitation, wages, salary and profits, which will be held by Employee in constructive trust for Employer, received by Employee in connection with such violation.

(12)	Dispute Resolution. Except for the right of Employer and Employee to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Employee’s employment or the provisions of this Agreement shall be resolved in accordance with this Section (12) regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include, without limitation, claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, and other federal and Utah employment statutes, laws and regulations. Nothing in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter.

Any claims or disputes will be determined by arbitration in accordance with the then-current rules and procedures set forth in the Employment Arbitration Rules of the American Arbitration Association (the “Rules”), except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Employer and Employee cannot agree on an arbitrator, then the arbitrator will be selected in accordance with Rule 12 of the Rules. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in this Section (12) and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of this Section (12) and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder. The arbitrator’s fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.

(13)	Fees Related to Dispute Resolution. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

(14)	Disclosure. Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.

(15)	Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

(16)	Conditions of Employment. Employer’s obligations to Employee under this Agreement are conditioned upon Employee’s timely compliance with requirements of the United States immigration laws.

(17)	Assignability. During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to an affiliate or to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

(18)	Notices. Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile, by registered or certified mail, or by overnight courier, to Employee at or to the CEO of Employer at 2441 South 3850 West, Salt Lake City, UT 84120. Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) seven days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by facsimile.

(19)

Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.

The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

(20)	Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

(21)	Governing Law. Except as provided in Section (12) above, the validity, construction and performance of this Agreement shall be governed by the laws of the State of Utah without regard to the conflicts of law provisions of such laws. The parties hereto expressly recognize and agree that the implementation of this Section (21) is essential in light of the fact that Employer has its corporate headquarters and its principal executive offices within the State of Utah, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Employer and its key employees. The federal or state courts in Salt Lake County, Utah shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, Employer, or arising from or relating to this Agreement. Employee consents to such venue and personal jurisdiction.

(22)	409A Compliance. It is intended that any payments hereunder shall, to the maximum extent permissible under Section 409A of the Internal Revenue Code , be exempt from Section 409A (and all rights to payments or a series of payments hereunder shall be treated as rights to receive separate payments to the fullest extent allowed by Section 409A). Notwithstanding the foregoing, with respect to the timing of any amounts that constitute deferred compensation subject to Section 409A that depend on termination of employment, termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code and any payments in connection with Employee’s separation from service that constitute deferred compensation subject to Section 409A shall commence on the sixtieth (60th) day following Employee’s separation from service. Furthermore, if Employee is a “specified employee” and Employer’s stock is “publicly traded” for purposes of Section 409A(a)(2)(B)(i) of the Code at such time, any payments in connection with Employee’s separation from service that constitute deferred compensation subject to Section 409A shall not be made until the earlier of (i) Employee’s death or (ii) six months plus one day after Employee’s separation from service (the “409A Deferral Period”) as required by Section 409A. Payments of any such deferred compensation otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled.

(23)	Counterparts. This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement.

(24)	Costs and Fees Related to Negotiation and Execution of Agreement. Each Party Shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement. Neither Party will be liable for the payment of any commissions or compensation in the nature of finders’ fees or brokers’ fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.

(25)	Entire Agreement. This instrument contains the entire agreement of the parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment; provided, however, that if Employee is subject to any covenant similar to those set forth in Sections (7), (8), (9) or (10) pursuant to the terms of any other agreement between Employee and Employer, Employee shall continue to be subject to such covenants in both this Agreement and such other agreements. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the CEO of Employer.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

GREAT BASIN SCIENTIFIC, INC.

By:

Name:

Title:

EMPLOYEE:

Robert Jenison

[Signature page to Employment Agreement – Rob Jenison]

EXHIBIT A

LIST OF INVENTIONS

2